File No. 811-6497
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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM N-1A

                   REGISTRATION STATEMENT UNDER THE INVESTMENT
                             COMPANY ACT OF 1940
                               AMENDMENT NO. 7                   [X]


                             PIC BALANCED PORTFOLIO
               (Exact name of registrant as specified in charter)

           300 North Lake Avenue
                Pasadena, Ca                                    91101-4106
(Address of Principal Executive Offices)                        (Zip Code)

       Registrant's telephone number (including area code): (626) 449-8500


                                  Thad M. Brown
                          Provident Investment Counsel
                              300 North Lake Avenue
                             Pasadena, Ca 91101-4106
               (Name and address of agent for service of process)

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                             PIC BALANCED PORTFOLIO

                                     PART A.

ITEM 4. INVESTMENT OBJECTIVES, PRINCIPAL INVESTMENT STRATEGIES
        AND RELATED RISKS.

         The   investment   objective  of  the  PIC  Balanced   Portfolio   (the
"Portfolio") is to provide high total return while preserving capital. There is no assurance that the Portfolio will achieve its objective.

         In the opinion of Provident Investment Counsel, the Advisor to the Portfolio, over time, stocks outperform bonds and investments that are equivalent to cash. Consequently the Portfolio will attempt to achieve high total return through investments in equity securities, consisting of common stocks and securities having the characteristics of common stocks, such as convertible preferred stocks, convertible debt securities and warrants.

         In selecting equity securities for the Portfolio, the Advisor will select securities of companies of various sizes which are currently experiencing an above-average rate of earnings growth. In addition, the Advisor seeks companies that have a five-year average performance record of sales, earnings, pretax margins, return on equity and reinvestment rate at an aggregate average of 1.5 times the average performance of the Standard & Poor's 500 Index ("S&P 500") for the same period. The Portfolio attempts to invest in a range of small, medium and large companies. The minimum market capitalization of a portfolio security is expected to be $250 million, and the average market capitalization is currently approximately $15 billion. Equity securities will typically average less than a 1% dividend. Currently, approximately 70% of the equity securities in which the Portfolio will invest are listed and traded on the New York and American Stock Exchanges, and the remainder are traded on the NASDAQ system or otherwise over the counter. The Advisor supports its selection of individual securities through intensive research and uses qualitative and quantitative disciplines to determine when securities should be sold.

         The Portfolio will invest no less than 25% of its assets in fixed income securities, both to earn current income and to achieve gains from an increase in the value of the fixed income securities. Fixed income securities can appreciate in value as a result of a decrease in interest rates as well as a perception by investors that the credit quality of the issuer has improved. Conversely, an increase in interest rates or a deterioration in credit quality can lead to a decline in the value of the fixed income security. In determining whether or not the Portfolio should invest in a particular debt security, the Advisor considers factors such as the price, coupon and yield to maturity; the credit quality of the issuer; the issuer's cash flow and the related coverage ratios; the property, if any, securing the obligation; and the terms of the debt instrument, including subordination, default, sinking fund and early redemption provisions. The Advisor will also review the ratings, if any, assigned to the securities by Standard & Poor's Corporation ("S&P"), Moody's Investors Service, Inc. ("Moody's") or other recognized rating agencies.

         The Portfolio may invest up to 70% of its total assets in debt securities, but it may not invest in debt securities that are not rated at least BBB by S&P or Baa by Moody's, or if unrated by S&P and Moody's are of comparable quality in the judgment of the Advisor.

         The Portfolio may also attempt to earn current income and reduce the variability of the net asset value of its shares by investing a portion of its assets in short-term investments. The Portfolio also may invest part of its assets temporarily in short-term investments pending the investment of the proceeds of the sale of its shares or of its portfolio securities. Short-term investments consist of high quality debt obligations maturing in one year or less from the date of purchase, such as U.S. Government securities, repurchase agreements, certificates of deposit, bankers' acceptances and commercial paper.

         FOREIGN SECURITIES. The Portfolio has the right to invest up to 20% of its total assets in foreign securities. The Portfolio will only purchase foreign securities which are listed on a national securities exchange or included in the NASDAQ National Market System or which are represented by American Depositary Receipts listed on a national securities exchange or included in the NASDAQ National Market System.

         Interest or dividend payments on foreign securities may be subject to foreign withholding taxes. There are also risks in investing in foreign securities. The value of an investment may be affected indirectly by changes in currency rates and in exchange control regulations. Foreign companies are frequently not subject to the accounting and financial reporting standards applicable to domestic companies, and there may be less information about foreign issuers. In addition, investments in foreign countries are subject to the possibility of expropriation or confiscatory taxation, political or social instability or diplomatic developments that could adversely affect the value of those investments.

         PORTFOLIO TURNOVER. Under certain market conditions, the Portfolio may experience a high rate of portfolio turnover. In general, the Advisor will not consider the rate of portfolio turnover to be a limiting factor in determining when or whether to purchase or sell securities in order to achieve the Portfolio's objective. High portfolio turnover involves correspondingly greater brokerage commissions and other transaction costs, which are borne directly by the Portfolio, and may increase realized capital gains which are taxable to Holders when distributed.

ITEM 6. MANAGEMENT, ORGANIZATION AND CAPITAL STRUCTURE.

THE ADVISOR

         The Advisor to the Portfolio is Provident Investment Counsel, Inc., 300 North Lake Avenue, Pasadena, California 91101-4106. Subject to the direction and control of the Trustees of the Portfolio, an investment committee of the Advisor formulates and implements an investment program for the Portfolio, including determining which securities should be bought and sold. The Advisor also provides certain of the officers of the Portfolio. For its services, The Advisor receives a fee from the Portfolio, accrued daily and paid monthly, at the annual rate of 0.60% of the average daily net assets of the Portfolio.

         The Advisor is a corporation that traces its origins to an investment partnership formed in 1951. On February 15, 1995, it became an indirect, wholly owned subsidiary of United Asset Management ("UAM"), a publicly owned corporation with headquarters located at One International Place, Boston, MA 02110. UAM is principally engaged, through affiliated firms, in providing institutional investment management services.

                                        2
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ITEMS 7 AND 8. SHAREHOLDER INFORMATION; DISTRIBUTION ARRANGEMENTS.

         Interests in the Portfolio are issued solely to institutional investors, including regulated investment companies, group trusts governed by
Section 501(a) of the Code, common trust funds governed by Section 584 of the Code and similar collective investment arrangements in transactions which do not involve any "public offering" within the meaning of the Securities Act of 1933 (the "1933 Act"). This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

         There is no sales charge on Interests in the Portfolio, and the Portfolio does not use its assets for distribution pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act"). There is no minimum investment in the Portfolio. The Portfolio reserves the right to reject any investment.

         The net asset value of the Portfolio is determined as of the close of regular trading (currently 4:00 p.m., New York time) on each day that the New York Stock Exchange is open for trading. The net asset value per Interest of the Portfolio is the value of the Portfolio's assets, less its liabilities, divided by the number of Interests outstanding.

         The Portfolio values its investments on the basis of the market value of the securities. Securities and other assets for which market prices are not readily available are valued at fair value as determined in good faith by the Board of Trustees of the Portfolio. The fair value of debt securities with remaining maturities of 60 days or less is normally their amortized cost value, unless conditions indicate otherwise. Cash and receivables will be valued at their face amounts. Interest will be recorded as accrued and dividends will be recorded on their ex- dividend date.

         A Holder wishing to redeem Interests may do so at any time by writing to the Fund in care of its Custodian at P.O. Box 8950, Wilmington DE 19899, or by delivering instructions to the Custodian at 103 Bellevue Parkway, Wilmington, Delaware 19809. The redemption request should identify the Portfolio, specify the number of Interests to be redeemed and be signed by an authorized person of the Holder. If the request is not properly executed, the Interests specified will be redeemed at the net asset value next determined after receipt of the request. Payment for Interests tendered will be made within seven days after receipt by the Portfolio of instructions properly executed. However, payment may be delayed under unusual circumstances, as specified in the Investment Company Act of 1940 or as determined by the Securities and Exchange Commission. Payment will be sent only to Holders at the address of record.

REDEMPTION OF SMALL ACCOUNTS

         In order to reduce the Portfolio's expenses, the Board of Trustees is authorized to cause the redemption of all of the Interests of any Holder whose account has declined to a net asset value of less than $500, as a result of a transfer or redemption, at the net asset value determined as of the close of business on the business day preceding the sending of proceeds of such redemption. The Portfolio would give Holders whose Interests were being redeemed 60 days' prior written notice in which to purchase sufficient Interests to avoid such redemption.

                                        3
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                                     PART B.

                             PIC BALANCED PORTFOLIO

                       STATEMENT OF ADDITIONAL INFORMATION

ITEM 10. COVER PAGE AND TABLE OF CONTENTS

         This Statement of Additional Information of the PIC Balanced Portfolio (the "Balanced Portfolio" or the "Portfolio") is not a prospectus, and it should be read only in conjunction with Part A of this Registration Statement. The date of this Statement of Additional Information is March 1, 1999.

         Item 10.  Cover Page and Table of Contents.......................   B-1

         Item 11.  Portfolio History......................................   B-1

         Item 12.  Description of the Portfolio and its Investments
                    and Risks.............................................   B-1

         Item 13.  Management of the Portfolio............................   B-6

         Item 14.  Control Persons and Principal Holders of Securities....   B-7

         Item 15.  Investment Advisory and Other Services.................   B-7

         Item 16.  Brokerage Allocation and Other Practices...............   B-8

         Item 17.  Capital Stock and Other Securities.....................   B-9

         Item 18.  Purchase, Redemption and Pricing of Shares.............  B-10

         Item 19.  Taxation of the Fund ..................................  B-10

         Item 20.  Underwriters...........................................  B-10

         Item 21.  Calculation of Performance Data......................... B-10

         Appendix.......................................................... B-11

         Item 22.  Financial Statements.................................... B-12

ITEM 11. PORTFOLIO HISTORY

         The Balanced Portfolio was organized as a trust under the laws of the State of New York on December 11, 1991.

ITEM 12. DESCRIPTION OF THE PORTFOLIO AND ITS INVESTMENTS AND RISKS.

         The Portfolio is an open-end, management, diversified investment company.

         The Portfolio's short-term investments must be of high quality. High quality means the obligations have been rated at least A-1 by S&P or Prime-1 by Moody's, or have an outstanding issue of debt securities rated at least A by S&P or Moody's, or are of comparable quality in the opinion of the Advisor.

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INESTMENT RESTRICTIONS

         The Portfolio has adopted the following restrictions as fundamental policies, which may not be changed without the favorable vote of the holders of a "majority," as defined in the Investment Company Act of 1940 (the "1940 Act"), of the outstanding voting securities of the Portfolio. Under the 1940 Act, the "vote of the holders of a majority of the outstanding voting securities" means the vote of the holders of the lesser of (i) 67% of the Interests of the Portfolio represented at a meeting at which the holders of more than 50% of its outstanding Interests are represented or (ii) more than 50% of the outstanding Interests of the Portfolio.

         The Portfolio may not:

         1. Issue senior securities, borrow money or pledge its assets, except that the Portfolio may borrow on an unsecured basis from banks for temporary or emergency purposes or for the clearance of transactions in amounts not exceeding 10% of its total assets (not including the amount borrowed), provided that it will not make investments while borrowings in excess of 5% of the value of its total assets are outstanding;

         2. Make short sales of securities or maintain a short position;

         3. Purchase securities on margin, except such short-term credits as may be necessary for the clearance of transactions;

         4. Write put or call options, except it may write covered call and cash secured put options on debt securities;

         5. Act as underwriter (except to the extent the Portfolio may be deemed to be an underwriter in connection with the sale of securities in its investment portfolio);

         6. Invest 25% or more of its total assets, calculated at the time of purchase and taken at market value, in any one industry (other than U.S. Government securities);

         7. Purchase or sell real estate or interests in real estate or real estate limited partnerships (although the Portfolio may purchase and sell securities which are secured by real estate and securities of companies which invest or deal in real estate);

         8. Purchase or sell commodities or commodity futures contracts, except that the Portfolio may purchase and sell stock index futures and interest rate futures contracts;

         9. Buy oil and gas limited partnerships or oil, gas or mineral leases;

         10. Make loans (except for purchases of debt securities consistent with the investment policies of the Portfolio and except for repurchase agreements); or

         11.  Make  investments  for  the  purpose  of  exercising   control  or
management.

         The Portfolio observes the following restrictions as a matter of operating but not fundamental policy, pursuant to positions taken by federal and state regulatory authorities:

         The Portfolio may not:

         1. Invest more than 10% of its assets in the securities of other investment companies or purchase more than 3% of any other investment company's voting securities or make any other investment in other investment companies except as permitted by federal law.

         2. Invest more than 15% of its net assets in illiquid securities. The investments included in this 15% limit are (i) those which are restricted; i.e., those which cannot freely be sold for legal reasons (other than those which meet the requirements of Securities Act Rule 144A); (ii) fixed time deposits subject to withdrawal penalties (other than deposits with a term of less than seven days); (iii) repurchase agreements having a maturity of more than seven days; and (iv) investments for which market quotations are not readily available. The 15% limitation does not include obligations which are payable at principal amount plus accrued interest within seven days after purchase.

REPURCHASE AGREEMENTS

         Repurchase agreements are transactions in which a Portfolio purchases a security from a bank or recognized securities dealer and simultaneously commits to resell that security to the bank or dealer at an agreed-upon date and price reflecting a market rate of interest unrelated to the coupon rate or maturity of the purchased security. The purchaser maintains custody of the underlying securities prior to their repurchase; thus the obligation of the bank or dealer to pay the repurchase price on the date agreed to is, in effect, secured by such underlying securities. If the value of such securities is less than the repurchase price, the other party to the agreement will provide additional collateral so that at all times the collateral is at least equal to the repurchase price.

         Although repurchase agreements carry certain risks not associated with direct investments in securities, the Portfolio intends to enter into repurchase agreements only with banks and dealers believed by the Advisor to present minimum credit risks in accordance with guidelines established by the Board of Trustees. The Advisor will review and monitor the creditworthiness of such institutions under the Board's general supervision. To the extent that the proceeds from any sale of collateral upon a default in the obligation to repurchase were less than the repurchase price, the purchaser would suffer a loss. If the other party to the repurchase agreement petitions for bankruptcy or otherwise becomes subject to bankruptcy or other liquidation proceedings, there might be restrictions on the purchaser's ability to sell the collateral and the purchaser could suffer a loss. However, with respect to financial institutions whose bankruptcy or liquidation proceedings are subject to the U.S. Bankruptcy Code, the Portfolio intends to comply with provisions under that Code that would allow them immediately to resell the collateral.

         U.S. GOVERNMENT SECURITIES. U.S. Government securities include direct obligations issued by the United States Treasury, such as Treasury bills, certificates of indebtedness, notes and bonds. U.S. Government agencies and instrumentalities that issue or guarantee securities include, but are not limited to, the Federal Home Loan Banks, the Federal National Mortgage Association and the Student Loan Marketing Association.

         Except for U.S. Treasury securities, obligations of U.S. Government agencies and instrumentalities may or may not be supported by the full faith and credit of the United States. Some, such as those of the Federal Home Loan Banks, are backed by the right of the issuer to borrow from the Treasury; others by discretionary authority of the U.S. Government to purchase the agencies' obligations; while still others, such as the Student Loan Marketing Association, are supported only by the credit of the instrumentality. In the case of securities not backed by the full faith and credit of the United States, the investor must look principally to the agency or instrumentality issuing or guaranteeing the obligation for ultimate repayment and may not be able to assert a claim against the United States itself in the event the agency or instrumentality does not meet its commitment.

         Among the U.S. Government securities that the Portfolio may purchase are "mortgage-backed securities" of the Government National Mortgage Association ("Ginnie Mae"), the Federal Home Loan Mortgage Association ("Freddie Mac") and the Federal National Mortgage Association ("Fannie Mae"). These mortgage- backed securities include "pass-through" securities and "participation certificates"; both are similar, representing pools of mortgages that are assembled, with interests sold in the pool; the assembly is made by an "issuer" which assembles the mortgages in the pool and passes through payments of principal and interest for a fee payable to it. Payments of principal and interest by individual mortgagors are "passed through" to the holders of the interest in the pool, thus, the payments to holders include varying amounts of principal and interest. Prepayment of the mortgages underlying these securities may result in a Portfolio's inability to reinvest the principal at comparable yields.

         Another type of mortgage-backed security is the "collateralized mortgage obligation", which is similar to a conventional bond (in that it makes fixed interest payments and has an established maturity date) and is secured by groups of individual mortgages. Timely payment of principal and interest on Ginnie Mae pass-throughs is guaranteed by the full faith and credit of the United States. Freddie Mac and Fannie Mae are both instrumentalities of the U.S. Government, but their obligations are not backed by the full faith and credit of the United States.

         WHEN-ISSUED SECURITIES. The Portfolio may purchase securities on a when-issued basis, for payment and delivery at a later date, generally within one month. The price and yield are generally fixed on the date of commitment to purchase, and the value of the security is thereafter reflected in the Portfolio's net asset value. During the period between purchase and settlement, no payment is made by the Portfolio and no interest accrues to the Portfolio. At the time of settlement, the market value of the security may be more or less than the purchase price. The Portfolio will limit its investments in when-issued securities to less than 5% of its total assets. When the Portfolio purchases securities on a when-issued basis, it maintains liquid assets in a segregated account with its Custodian in an amount equal to the purchase price as long as the obligation to purchase continues.

         OPTIONS TRANSACTIONS. The Portfolio may write (sell) covered call and cash secured put options, and it may purchase call and put options, on debt securities. The Portfolio will write options on its portfolio securities for the purpose of increasing its return or to protect the value of its portfolio. If the price of the underlying security moves adversely to the Portfolio's position, the option may be exercised, and the Portfolio will be required to purchase or sell the underlying security at a disadvantageous price, which may only be partially offset by the amount of the premium, if at all. The Portfolio may also write straddles, which are combinations of put and call options on the same security, and which may generate additional premium income, but may also present increased risk. The Portfolio may also purchase put or call options in anticipation of changes in interest rates that would adversely affect the value of its portfolio securities or the prices of securities the Portfolio wants to purchase at a later date. The premium paid for a put or call option plus any transaction costs will reduce the benefit, if any, realized by the Fund upon exercise or liquidation of the option, and unless the price of the underlying security changes sufficiently, the option may expire without value to the Portfolio.

FUTURES CONTRACTS

         The Portfolio may buy and sell interest rate futures contracts and may buy and sell stock index futures contracts. A futures contract is an agreement between two parties to buy and sell a security or an index for a set price on a future date. Futures contracts are traded on designated "contract markets" which, through their clearing corporations, guarantee performance of the contracts.

         Generally, if market interest rates increase, the value of outstanding debt securities declines (and vice versa). Entering into a futures contract for the sale of securities has an effect similar to the actual sale of securities, although sale of the futures contract might be accomplished more easily and quickly. For example, if the Portfolio held long-term U.S. Government securities and the Advisor anticipated a rise in long-term interest rates, the Portfolio could, in lieu of disposing of its portfolio securities, enter into futures contracts for the sale of similar long-term securities. If rates increased and the value of the Portfolio's portfolio securities declined, the value of the Portfolio's futures contracts would increase, thereby protecting the Portfolio by preventing net asset value from declining as much as it otherwise would have. Entering into futures contracts for the purchase of securities has an effect similar to the actual purchase of the underlying securities, but permits the continued holding of securities other than the underlying securities. For example, if the Advisor expected long-term interest rates to decline, the Portfolio might enter into futures contracts for the purchase of long-term securities so that it could gain rapid market exposure that might offset anticipated increases in the cost of securities it intended to purchase while continuing to hold higher-yield short-term securities or waiting for the long-term market to stabilize.

         A stock index futures contract may be used as a hedge by the Portfolio with regard to market risk as distinguished from risk relating to a specific security. A stock index futures contract does not require the physical delivery of securities, but merely provides for profits and losses resulting from changes in the market value of the contract to be credited or debited at the close of each trading day to the respective accounts of the parties to the contract. On the contract's expiration date, a final cash settlement occurs. Changes in the market value of a particular stock index futures contract reflects changes in the specified index of equity securities on which the future is based.

         There are several risks in connection with the use of futures contracts. In the event of an imperfect correlation between the futures contract and the portfolio position which is intended to be protected, the desired protection may not be obtained and the Portfolio may be exposed to risk of loss. Further, unanticipated changes in interest rates or stock price movements may result in a poorer overall performance for the Portfolio than if it had not entered into any futures on debt securities or stock indexes.

         In addition, the market prices of futures contracts may be affected by certain factors. First, all participants in the futures market are subject to margin deposit and maintenance requirements. Rather than meeting additional margin deposit requirements, investors may close futures contracts through offsetting transactions which could distort the normal relationship between the securities and futures markets. Second, from the point of view of speculators, the deposit requirements in the futures market are less onerous than margin requirements in the securities market. Therefore, increased participation by speculators in the futures market may also cause temporary price distortions.

ITEM 13. MANAGEMENT OF THE PORTFOLIO

         The Portfolio's Board of Trustees decides on matters of general policy and reviews the activities of the Advisor and the Administrator. The Portfolio's officers conduct and supervise the daily business operations of the Portfolio.

         The Trustees and officers of the Portfolio, their business addresses and principal occupations during the past five years are:

Richard N. Frank (age 75), TRUSTEE      Chief  Executive  Officer,  Lawry's
234 E. Colorado Blvd.                   Restaurants,     Inc.;     formerly
Pasadena, CA  91101                     Chairman of Lawry's Foods, Inc.

Bernard J. Johnson (age 74),            Retired; formerly Chairman Emeritus
     TRUSTEE EMERITUS                   of the Advisor
300 North Lake Avenue
Pasadena, CA  91101

James Clayburn LaForce (age 70),        Dean  Emeritus,  John  E.  Anderson
     TRUSTEE                            Graduate   School  of   Management,
P.O. Box 1585                           University   of   California,   Los
Pauma Valley, CA 92061                  Angeles.  Director of The BlackRock
                                        Family of Funds  (consisting  of 21
                                        closed-end  investment  companies).
                                        Trustee    of    Payden   &   Rygel
                                        Investment  Group  (mutual  funds).
                                        Director  of  The  Timken   Company
                                        (roller    bearings   and   steel),
                                        Rockwell International  Corporation
                                        (electronic instruments), Eli Lilly
                                        & Company (pharmaceuticals), Jacobs
                                        Engineering   Group   (construction
                                        services),  Motor Cargo  Industries
                                        Inc. (trucking) and Imperial Credit
                                        Industries (mortgage banking).

Jeffrey J. Miller (age 48), TRUSTEE*    Managing Director of the Advisor
300 North Lake Avenue
Pasadena, CA  91101

Angelo R. Mozilo (age 60), TRUSTEE      Vice  Chairman and Chief  Executive
155 N. Lake Avenue                      Officer   of   Countrywide   Credit
Pasadena, CA  91101                     Industries    (mortgage   banking).
                                        Chief  Executive  Officer  of  INMC
                                        Mortgage   Holdings,   Inc.   (real
                                        estate investment trust)

Thad M. Brown (age 48), VICE            Senior  Vice  President  and  Chief
     PRESIDENT, SECRETARY AND           Financial Officer of the Advisor
     TREASURER OF THE PORTFOLIO
300 North Lake Avenue
Pasadena, CA 91101

Douglass B. Allen (age 36),             Vice President of the Advisor.
     PRESIDENT OF THE PORTFOLIO
300 North Lake Avenue
Pasadena, CA 91101

----------
* denotes Trustees who are "interested persons" of Portfolio under the 1940 Act.

         The following compensation was paid to each of the following Trustees. No other compensation or retirement benefits were received by any Trustee or officer from the Registrant or other registered investment company in the "Fund Complex."

                    Cash Compensation  Deferred Compensation  Total Compensation
Name of Trustee      From Registrant      From Registrant     From Fund Complex*
---------------      ---------------      ---------------     -----------------
Richard N. Frank              -0-                $638               $3,191
James Clayburn La Force    $2,400                 -0-               12,000
Angelo R. Mozilo              -0-                 638                3,190

*The "Fund Complex" consists of the PIC Balanced Portfolio, the PIC Growth Portfolio, the PIC MidCap Portfolio and the PIC Small Cap Portfolio.

ITEM 14. CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES

         At February 28, 1999, the Portfolio was controlled by PIC Pinnacle Balanced Fund, 300 North Lake Avenue, Pasadena, CA 91101, a series of a Delaware business trust which owned 99.99% of its outstanding Interests. Interests held by officers and Trustees, as a group, amounted to less than 1%.

ITEM 15. INVESTMENT ADVISORY AND OTHER SERVICES

         Subject to the supervision of the Board of Trustees of the Portfolio, investment management and services are provided to the Portfolio by the Advisor, pursuant to an Investment Advisory Agreement (the "Advisory Agreement").

         Under the Advisory Agreement, the Advisor provides a continuous investment program for the Portfolio and makes decisions and places orders to buy, sell or hold particular securities. In conjunction with Investment Company Administration Corporation (the "Administrator"), the Advisor also supervises all matters relating to the operation of the Portfolio and obtains for it officers, clerical staff, office space, equipment and services. As compensation for its services, the Advisor receives a monthly fee at an annual rate of 0.60 of 1% of the Portfolio's average net assets. In addition to the fees payable to the Advisor and the Administrator, the Portfolio is responsible for its operating expenses, including: (i) interest and taxes; (ii) brokerage commissions; (iii) insurance premiums; (iv) compensation and expenses of Trustees other than those affiliated with the Advisor or the Administrator; (v) legal and audit expenses; (vi) fees and expenses of the custodian and transfer agent; (vii) fees and expenses for registration or qualification of the Portfolio and its Interests under federal or state securities laws; (viii) expenses of preparing, printing and mailing reports and notices and proxy material to Holders; (ix) other expenses incidental to holding any meetings of Holders; (x) dues or assessments of or contributions to the Investment Company Institute or any successor; (xi) such non-recurring expenses as may arise, including litigation affecting the Portfolio and the legal obligations with respect to which the Portfolio may have to indemnify its officers and Trustees; and (xii) amortization of organization costs. The total advisory fee for the fiscal year ended October 31, 1998 was $236,672, but the Advisor waived $71,076 of the total fee because total expenses of the Portfolio exceed 0.80% of the Portfolio's average net assets. The total advisory fee for the fiscal year ended October 31, 1997 was $153,518; however, the Advisor waived $91,689 of its total fee. The total advisory fee for the fiscal year ended October 31, 1996 was $74,462; however, the Advisor waived its entire fee, and reimbursed the Portfolio for expenses in excess of .80% of average net assets, in the amount of $37,118.

THE ADMINISTRATOR

         Pursuant to an Administration Agreement, Investment Company Administration, L.L.C. (the "Administrator") supervises the overall administration of the Portfolio, including, among other responsibilities, the preparation and filing of all documents required for compliance by the Portfolio with applicable laws and regulations, arranging for the maintenance of books and records and the Portfolio, and supervision of other organizations that provides services to the Portfolio. Certain officers of the Portfolio are also provided by the Administrator. The Portfolio is responsible for paying legal and auditing fees, the fees and expenses of its custodian, accounting services and transfer agents, trustees' fees and registration fees, as well as its other operating expenses. For the services it provides, the Administrator receives a fee from the Portfolio at an annual rate of .10% of the average daily net assets of the Portfolio; the fee is accrued daily and paid monthly.

THE CUSTODIAN AND AUDITORS

         The Registrant's custodian is PNC Bank, 17th and Market Streets, Philadelphia, PA 19101, which holds its assets. The Registrant's auditors are McGladrey & Pullen, LLP, 555 Fifth Avenue, New York, NY 10017-2416, which audits the Registrant's financial statements and prepares its tax returns.

ITEM 16. BROKERAGE ALLOCATION AND OTHER PRACTICES

         The Advisory Agreement states that in connection with its duties to arrange for the purchase and the sale of securities held in the portfolio of the Portfolio by placing purchase and sale orders for the Portfolio, the Advisor shall select such broker-dealers ("brokers") as shall, in its judgment, achieve the policy of "best execution," I.E., prompt and efficient execution at the most favorable securities price. In making such selection, the Advisor is authorized in the Advisory Agreement to consider the reliability, integrity and financial condition of the broker. The Advisor also is authorized by the Advisory
Agreement to consider whether the broker provides research or statistical information to the Portfolio and/or other accounts of the Advisor.

         The Advisory Agreement states that the commissions paid to brokers may be higher than another broker would have charged if a good faith determination is made by the Advisor that the commission is reasonable in relation to the services provided, viewed in terms of either that particular transaction or the Advisor's overall responsibilities as to the accounts as to which it exercises investment discretion and that the Advisor shall use its judgment in determining that the amount of commissions paid are reasonable in relation to the value of brokerage and research services provided and need not place or attempt to place a specific dollar value on such services or on the portion of commission rates reflecting such services. The Advisory Agreement provides that to demonstrate that such determinations were in good faith, and to show the overall reasonableness of commissions paid, the Advisor shall be prepared to show that commissions paid (i) were for purposes contemplated by the Advisory Agreement;
(ii) were for products or services which provide lawful and appropriate assistance to its decision-making process; and (iii) were within a reasonable range as compared to the rates charged by brokers to other institutional investors as such rates may become known from available information.

         The research services discussed above may be in written form or through direct contact with individuals and may include information as to particular companies and securities as well as market, economic or institutional areas and information assisting the Portfolio in the valuation of the Portfolio's investments. The research which the Advisor receives for the Portfolio's brokerage commissions, whether or not useful to the Portfolio, may be useful to it in managing the accounts of its other advisory clients. Similarly, the research received for the commissions of such accounts may be useful to the Portfolio.

         The debt securities which will be a major component of the Portfolio's portfolio are generally traded on a "net" basis with dealers acting as principal for their own accounts without a stated commission although the price of the security usually includes a profit to the dealer. Money market instruments usually trade on a "net" basis as well. On occasion, certain money market instruments may be purchased by the Portfolio directly from an issuer in which case no commissions or discounts are paid. In underwritten offerings, securities are purchased at a fixed price which includes an amount of compensation to the underwriter, generally referred to as the underwriter's concession or discount.

         The aggregate brokerage commissions paid by the Portfolio during the fiscal year ended October 31, 1998, were $34,286 of which $319 was paid to brokers who furnished research services. Commissions paid during the fiscal years ended October 31, 1997 and 1996 were$24,471 and $8,805, respectively.

ITEM 17. CAPITAL STOCK AND OTHER SECURITIES

         Holders of Interests in the Portfolio are entitled to one vote for each full Interest held (and fractional votes for fractions of Interests) and may vote in the election of Trustees and on other matters submitted to meetings of Holders. It is not contemplated that regular annual meetings of Holders will be held.

         The Declaration of Trust provides that the Holders have the right, upon the declaration in writing or vote of the Holders of a majority of Interests, to remove a Trustee. The Trustees will call a meeting of Holders to vote on the removal of a Trustee upon the written request of the Holders of ten per cent of its Interests. In addition, ten Holders holding the lesser of $25,000 worth or one per cent of the Interests may advise the Trustees in writing that they wish to communicate with other Holders for the purpose of requesting a meeting to remove a Trustee. The Trustees will then, if requested by the applicants, mail at the applicants' expense the applicants' communication to all other Holders.

         Holders of Interests have no preemptive or other right to subscribe for additional securities. Interests are non-transferable.

         Holders may be liable for obligations of the Portfolio, but the risk of a Holder incurring financial loss on account of such liability is limited to circumstances in which the Portfolio was unable to meet its obligations.

         The Book Capital Account balances of Holders are determined at such time or times, at such frequency and pursuant to such method as the Trustees may from time to time determine. The power and duty to make such calculations may be delegated by the Trustees to such person as the Trustees may determine. It is expected that such calculations will be made on such days as necessary to comply with Rule 22c-1 under the 1940 Act.

         The Trustees shall, in compliance with applicable provisions of the Internal Revenue Code (the "Code") or regulations thereunder, agree to (a) the daily allocation of income or loss to each Holder, (b) the payment of distributions to Holders and (c) upon liquidation of the Portfolio, the final distribution of items of taxable income and expense. Any such agreement may be amended from time to time to comply with the Code or regulations thereunder. The Trustees may retain from net profits such amount as they may deem necessary to pay the debts or expenses of the Portfolio or to meet obligations of the Portfolio, or as they may deem desirable to use in the conduct of the affairs of the Portfolio or to retain for future requirements or extension of the business of the Portfolio.

ITEM 18. PURCHASE, REDEMPTION AND PRICING OF SHARES

         The net asset value of the Portfolio's Interests will fluctuate and is determined as of the close of regular trading on the New York Stock Exchange
(currently 4:00 p.m. Eastern time) each business day. The Exchange annually announces the days on which it will not be open for trading. The most recent announcement indicates that it will not be open on the following days: New Year's Day, Martin Luther King, Jr. Day, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. However, the Exchange may close on days not included in that announcement.

         The net asset value per Interest is computed by dividing the value of the securities held by the Portfolio plus any cash or other assets (including interest and dividends accrued but not yet received) minus all liabilities (including accrued expenses) by the total number of Interests in the Portfolio outstanding at such time.

ITEM 19. TAXATION OF THE FUND

         The Portfolio does not expect to be subject to any income taxes. However, each investor in the Portfolio will be taxable on its share of the Portfolio's ordinary income and capital gain.

ITEM 20. UNDERWRITERS

         Not applicable.

ITEM 21. CALCULATION OF PERFORMANCE DATA

         Not applicable

                                    APPENDIX

                             DESCRIPTION OF RATINGS

MOODY'S INVESTORS SERVICE, INC.: CORPORATE BOND RATINGS

         Aaa--Bonds which are rated Aaa are judged to be of the best quality and carry the smallest degree of investment risk. Interest payments are protected by a large or by an exceptionally stable margin, and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

         Aa---Bonds which are rated Aa are judged to be of high quality by all standards. Together with the Aaa group they comprise what are generally known as high grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa securities or fluctuation of protective elements may be of greater amplitude or there may be other elements present which make the long term risks appear somewhat larger than in Aaa securities.

         Moody's applies numerical modifiers "1", "2" and "3" to both the Aaa and Aa rating classifications. The modifier "1" indicates that the security ranks in the higher end of its generic rating category; the modifier "2" indicates a mid-range ranking; and the modifier "3" indicates that the issue ranks in the lower end of its generic rating category.

         A--Bonds which are rated A possess many favorable investment attributes and are to be considered as upper medium grade obligations. Factors giving security to principal and interest are considered adequate but elements may be present which suggest a susceptibility to impairment sometime in the future.

STANDARD & POOR'S CORPORATION: CORPORATE BOND RATINGS

         AAA--This is the highest rating assigned by Standard & Poor's to a debt obligation and indicates an extremely strong capacity to pay principal and interest.

         AA--Bonds rated AA also qualify as high-quality debt obligations. Capacity to pay principal and interest is very strong, and in the majority of instances they differ from AAA issues only in small degree.

         A--Bonds rated A have a strong capacity to pay principal and interest, although they are somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions.

COMMERCIAL PAPER RATINGS

         Moody's commercial paper ratings are assessments of the issuer's ability to repay punctually promissory obligations. Moody's employs the following three designations, all judged to be investment grade, to indicate the relative repayment capacity of rated issuers: Prime 1--highest quality; Prime 2--higher quality; Prime 3--high quality.

         A Standard & Poor's commercial paper rating is a current assessment of the likelihood of timely payment. Ratings are graded into four categories, ranging from "A" for the highest quality obligations to "D" for the lowest.

         Issues assigned the highest rating, A, are regarded as having the greatest capacity for timely payment. Issues in this category are delineated with the numbers "1", "2" and "3" to indicate the relative degree of safety. The designation A-1 indicates that the degree of safety regarding timely payment is either overwhelming or very strong. A "+" designation is applied to those issues rated "A-1" which possess extremely strong safety characteristics. Capacity for timely payment on issues with the designation "A-2" is strong. However, the relative degree of safety is not as high as for issues designated A-1. Issues carrying the designation "A-3" have a satisfactory capacity for timely payment. They are, however, somewhat more vulnerable to the adverse effect of changes in circumstances than obligations carrying the higher designations.

ITEM 22. FINANCIAL STATEMENTS

         The Financial Statements of Registrant are included in the Annual Report to Shareholders of Provident Investment Counsel Pinnacle Balanced Fund for the fiscal year ended October 31, 1998 and incorporated by reference herein.

                                     PART C
                                OTHER INFORMATION

ITEM 23. EXHIBITS.

         (a)      Declaration of Trust(1)
         (b)      Not applicable
         (c)      Not applicable
         (d)      Management Agreement(2)
         (e)      Not applicable
         (f)      Not applicable
         (g)      Custodian Agreement(2)
         (h)      Administration Agreement(2)
         (i)      Not applicable
         (j)      Consent of McGladrey & Pullen, LLP
         (k)      Not applicable
         (l)      Investment letter(2)
         (m)      Not applicable
         (n)      Financial Data Schedule
         (o)      Not applicable

         (1) Previously filed with the Registration Statement on Form N-1A of PIC Balanced Portfolio, File No. 811-6497, on December 16, 1991 and incorporated herein by reference.

         (2) Previously filed with Amendment No. 1 to the Registration Statement on Form N-1A of PIC Balanced Portfolio, File No. 811-6497, on April 1, 1993 and incorporated herein by reference.

ITEM 24. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT.

         None.

ITEM 25. INDEMNIFICATION.

         Article V of Registrant's Declaration of Trust, states as follows:

         1. DEFINITIONS. As used in this Article, the following terms shall have the meanings set forth below:

                  (a) the term "indemnitee" shall mean any present or former Trustee, officer or employee of the Trust, any present or former Trustee or officer of another trust or corporation whose securities are or were owned by the Trust or of which the Trust is or was a creditor and who served or serves in such capacity at the request of the Trust, any present or former investment adviser, sub-adviser or principal underwriter of the Trust and the heirs, executors, administrators, successors and assigns of any of the foregoing; however, whenever conduct by an indemnitee is referred to, the conduct shall be that of the original indemnitee rather than that of the heir, executor, administrator, successor or assignee;

                  (b) the term "covered proceeding" shall mean any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which an indemnitee is or was a party or is threatened to be made a party by reason of the fact or facts under which he or it is an indemnitee as defined above;

                  (c)  the  term   "disabling   conduct"   shall  mean   willful
misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the office in question;

                  (d) the term "covered expenses" shall mean expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by an indemnitee in connection with a covered proceeding; and

                  (e) the term "adjudication of liability" shall mean, as to any covered proceeding and as to any indemnitee, an adverse determination as to the indemnitee whether by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent.

         2. INDEMNIFICATION. The Trust shall indemnify any indemnitee for covered expenses in any covered proceeding, whether or not there is an adjudication of liability as to such indemnitee, to the maximum extent permitted by law. However, the Trust shall not indemnify any indemnitee for any covered expenses in any covered proceeding if there has been an adjudication of liability against such indemnitee expressly based on a finding of disabling conduct. Nothing in this Declaration of Trust shall protect a Trustee against any liability to which such Trustee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the office of Trustee hereunder.


         3. ADVANCE OF EXPENSES. Covered expenses incurred by an indemnitee in connection with a covered proceeding shall be advanced by the Trust to an indemnitee prior to the final disposition of a covered proceeding upon the request of the indemnitee for such advance and the undertaking by or on behalf of the indemnitee to repay the advance unless it is ultimately determined that the indemnitee is entitled to indemnification thereunder, but only if one or more of the following is the case: (i) the indemnitee shall provide a security for such undertaking; (ii) the Trust shall be insured against losses arising out of any lawful advances; or (iii) there shall have been a determination, based on a review of the readily available facts (as opposed to a full trial-type inquiry) that there is a reason to believe that the indemnitee ultimately will be found entitled to indemnification by either independent legal counsel in a written opinion or by the vote of a majority of a quorum of trustees who are neither "interested persons" as defined in the 1940 Act nor parties to the covered proceeding. Nothing herein shall be deemed to affect the right of the Trust and/or any indemnitee to acquire and pay for any insurance covering any or all indemnitees to the extent permitted by the 1940 Act or to affect any other indemnification rights to which any indemnitee may be entitled to the extent permitted by the 1940 Act.

ITEM 26. BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER.

         Provident Investment Counsel, Inc. is the investment advisor of the Registrant. For information as to the business, profession, vocation or employment of a substantial nature of Provident Investment Counsel, Inc., reference is made to the Form ADV filed under the Investment Advisers Act of 1940 by Provident Investment Counsel, Inc.

ITEM 27. PRINCIPAL UNDERWRITERS.

         Not applicable.

ITEM 28. LOCATION OF ACCOUNTS AND RECORDS.

         The accounts, books and other documents required to be maintained by Registrant pursuant to Section 31(a) of the Investment Company Act of 1940 and the rules promulgated thereunder are in the possession of Registrant and Registrant's custodian, as follows: the documents required to be maintained by paragraphs (4), (5), (6), (7), (10) and (11) of Rule 31a-1(b) will be maintained by the Registrant's Administrator, and all other records will be maintained by the Custodian.

ITEM 29. MANAGEMENT SERVICES.

         Not applicable.

ITEM 30. UNDERTAKINGS.

         Not applicable.

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940 the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Pasadena and State of California on the 24th day of February, 1999.

                                              PIC BALANCED PORTFOLIO

                                              By  /s/ Robert H. Wadsworth
                                                  ------------------------------
                                                   Robert H. Wadsworth
                                                   Assistant Secretary